MANAGED ACCOUNT SERIES:

GLOBAL SMALL CAP PORTFOLIO

FILE  811-21763

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/21/2005	Adams Respiratory	12,300	7,950,000	Deutsche Bank Securities Merrill Lynch & Co. Morgan Stanley RBC Capital